NEWS RELEASE

                            FOR:       Marisa Christina, Incorporated

                            CONTACT:   Michael Lerner
                                       Chairman and Chief Executive Officer
                                       (212) 221-5770
                                       S. E. Melvin Hecht
                                       Vice-Chairman and Chief Financial Officer
                                       (201) 758-9800

   FOR IMMEDIATE RELEASE

   MARISA CHRISTINA PRESS RELEASE UPDATE

      New York, New York, December 20, 2004 -- Marisa Christina, Incorporated (NASDAQ: MRSA) reported today that it received a letter from NASDAQ stating that the Company's response to NASDAQ's Nov. 24th letter, in which NASDAQ stated that the Company did not comply with the minimum criteria for continued listing set forth in Marketplace Rule 4450(a)(3), has been reviewed and NASDAQ has concluded that the Company did not evidence the ability to achieve near term compliance, and as such will be delisted from The NASDAQ National Market at the opening of business on December 27, 2004. The Company has made the decision that it will not appeal NASDAQ's determination.

      Michael Lerner, Chairman of the Board, stated, "We are delisting from NASDAQ but are not deregistering from reporting with the Securities and Exchange Commission at this time. The Company is still in the process of evaluating opportunities and alternatives for the benefit of the Company and its Stockholders. These could include sales, mergers, acquisitions, divestitures, recapitalizations, share repurchases or similar transactions; there can be no assurances the Company will be successful, and there can be no assurance that the Company will decide to proceed with any such transaction. Although the Company reiterates that the expenditures and management resource requirements associated with being a public Company are too expensive and burdensome in view of Sarbanes-Oxley Act, the Company has decided not to deregister from the SEC at this time. However, there can be no assurance that the Company will not so deregister in the future."

      Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.

      Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.